EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-51702) of Connecticut Water Service, Inc. of our report dated July 14, 2008 relating to the financial statements of the Savings Plan of The Connecticut Water Company as of December 31, 2007 and for the year then ended, which appears in this 2007 Annual Report Form 11-K.
/s/ J.H. Cohn LLP
Glastonbury, Connecticut
July 14, 2008